Exhibit 99.1

Media Contact:	Financial Contact:
Alan B. Lewis	Gerard F. Agoglia
Acclaim Entertainment, Inc.	Acclaim Entertainment, Inc.
(516) 656-5000	(516) 656-5000
alewis@acclaim.com	gagoglia@acclaim.com

FOR IMMEDIATE RELEASE

ACCLAIM ENTERTAINMENT, INC. REPORTS RESULTS

FOR FIRST QUARTER OF FISCAL YEAR 2004

GLEN COVE, NY, August 18, 2003 – Acclaim Entertainment, Inc. (NASDAQ.SC: AKLM) today announced its financial results for the first quarter of fiscal year 2004 ended June 29, 2003. During the first quarter of fiscal year 2004, the Company reported net revenue of $33.1 million and a net loss of $18.0million or $0.19 per diluted share, as compared to net revenue of $62.9 million and net earnings of $2.5 million or $0.03 per diluted share for the three months ended June 2, 2002.

First Quarter Fiscal Year 2004 Operating Results

The Company’s gross profit for the quarter was $13.2 million (40% of net revenue) compared to $36.2 million for the comparable period of the prior fiscal year. The gross profit decline in the first quarter compared with the comparable period of the prior fiscal year was the result of lower unit sales at lower average prices, as well as a $3.1 million increase in the amortization of capitalized software development costs associated with the new product releases in fiscal 2004 of Burnout 2: Point of Impact, All-Star Baseball 2004 and the international release of VEXX.

Operating Expenses and Other Expenses

As part of the Company’s operating plan, operating expenses for the first quarter of $27.8 million decreased $5.1 million or 16% from $32.8 million from the comparable period of the prior fiscal year. This decrease was primarily due to lower variable marketing and selling expenditures on lower revenues as well as reduced general and administrative expenses realized from expense reductions. These savings were partially offset by a variable accounting charge of $1.2 million recorded for the Chief Executive Officer’s stock-based compensation that is subject to stockholder approval and a $2.0 million increase in game development expenses over the prior year.

Also contributing to the $18.0 million loss for the first quarter of fiscal year 2004 were interest expense, net of $1.0 million and a non-cash financing charge of $2.0 million. This charge results primarily from the issuance of two million shares of the Company’s common stock to each of its Co-Chairmen for providing aggregate cash deposits of $2.0 million to GMAC, the Company’s bank, in support of the Company’s supplemental discretionary loan. If the cash deposits are applied to the supplemental loan balance, the cash deposits would be forfeited by the Company’s Co-Chairmen. Nasdaq advised the Company, in June 2003, that the stock issued to the Co-

Chairmen required stockholder approval under Nasdaq Marketplace rule 4350(i)(1)(a). Accordingly, the Company is subject to the effects of variable accounting treatment for these shares until the issuance is approved by its stockholders.

Liquidity

As of June 29, 2003, the Company reported a cash position of $2.2 million. The Company’s short-term liquidity has been supplemented with $5.0 million borrowings due September 29, 2003 under its North American and International credit facilities with GMAC, as well as $9.0 million in gross proceeds from a private placement of common stock and the prepayment of $4.8 million in principal and interest on the outstanding notes due from the Company’s Co-Chairmen.

During fiscal year 2003, in order to enhance the Company’s short-term liquidity, it implemented targeted expense reductions through a restructuring of its business operations. In connection with this restructuring, the Company reduced its fixed and variable expenses, closed its Salt Lake City, Utah software development studio, redeployed various Company assets, eliminated certain marginal software titles under development, reduced its staff and staff related expenses and lowered overall marketing expenditures.

Additionally, on March 31, 2003, GMAC advanced to the Company a supplemental discretionary loan of up to $11.0 million through May 31, 2003. In accordance with the terms of the amended credit agreement, the Company repaid $6.0 million of this supplemental discretionary loan as of May 31, 2003. The remaining $5.0 million of this supplemental discretionary loan will continue to be available to the Company through September 29, 2003.

Furthermore, in June 2003, the Company completed a private placement of 16,383,000 shares of its common stock to a limited group of private investors, which resulted in net proceeds to the Company of $8.3 million. Additionally, in order to meet its liquidity needs, the Company has included a proposal in its 2003 Proxy Statement seeking the authorization from its stockholders to issue securities in connection with its continuing efforts to raise additional financing from outside investors.

The Company’s future liquidity will significantly depend in whole or in part on its ability to (1) obtain additional supplemental financing from outside investors, (2) timely develop and market new software products that meet or exceed its operating plans, (3) realize long-term benefits from its implemented expense reductions, and (4) continue to enjoy the support of GMAC and its vendors. If the Company does not substantially achieve its overall projected revenue levels as reflected in its business operating plan, nor continue to realize additional benefits from the expense reductions it has implemented, and is unable to obtain additional supplemental discretionary financing from GMAC to fund operations, or obtain additional supplemental financing from outside investors, the Company will either need to make further significant expense reductions, including, without limitation, the sale of certain assets or the consolidation or closing of certain operations, staff reductions, and/or the delay, cancellation or reduction of certain product development and marketing programs. Additionally, some of these measures may require third party consents or approvals from GMAC and others, and there can be no assurance those consents or approvals can be obtained.

In the event that the Company does not achieve its business operating plan, continue to derive significant expense savings from its implemented expense reductions, obtain additional financing from outside investors or, if GMAC does not consent, based upon its existing collateral, to provide supplemental financing during the second half of fiscal 2004, the Company cannot assure its stockholders that its future operating cash flows will be sufficient to meet its operating requirements, its debt service requirements or to repay its indebtedness at maturity, including without limitation, repayment of the remaining outstanding balance of the supplemental discretionary loan. If any of the preceding events were to occur, the Company’s operations and liquidity would be materially and adversely affected and it could be forced to cease operations.

Gross Revenue

The following table details the Company’s gross revenue by platform, studio, segment and new releases:

	(Unaudited)
	Three Months Ended
	June 29, 2003	June 2, 2002
Gross Revenue by Platform:
Nintendo Game Boy	3%	9%

Subtotal for cartridge-based software	3%	9%

Sony PlayStation 2: 128-bit	43%	38%
Sony PlayStation 1: 32-bit	5%	3%
Microsoft Xbox: 128-bit	31%	18%
Nintendo GameCube: 128-bit	15%	30%

Subtotal for disc-based software	94%	89%

PC software	3%	2%

Total	100%	100%

Gross Revenue by Studio :
Internal	29%	37%
External	71%	63%

Total	100%	100%

Gross Revenue by Segment :
Domestic	41%	70%
International	59%	30%

Total	100%	100%

New Titles Released:	10	11

Organizational/Management Changes

As part of the Company’s new operating plan, on June 2, 2003, Rodney Cousens was appointed Acclaim’s new Chief Executive Officer, succeeding the Company’s co-founder, Gregory Fischbach, who resigned his Chief Executive Officer position, but remains with the organization as Co-Chairman and a member of its Board of Directors.

On July 22, 2003, the Company appointed Paul Eibeler, as President and Chief Operating Officer of Acclaim North America. Mr. Eibeler, a seasoned interactive entertainment industry executive, who had most recently served as President and Director of Take-Two Interactive Software, Inc., assumed the responsibility for overseeing the performance and strategic growth of the Company’s North American operations.

In addition, the Company strengthened its internal development studio management team with the addition of Randy Dersham as General Manager of Acclaim Studios Austin. Reporting directly to Barry Jafrato, Senior Vice President of Studios, Mr. Dersham is responsible for overseeing the Company’s Austin studio, including full operational responsibility, the timely delivery of quality products to the global marketplace, and the management and development of staff.

“At the cornerstone of our operating plan to rebuild the organization, is the strengthening of our senior management team, which is highlighted by the recent additions of Paul and Randy,” said Rod Cousens, Chief Executive Officer of Acclaim Entertainment. “Their appointments fully complement our new team of Gerard F. Agoglia, Executive Vice President and Chief Financial Officer; Marc Metis, Senior Vice President of Brand; Barry Jafrato, Senior Vice President of Studios; Bill West, Vice President of Strategic Planning; and Simon Hosken, Chief Operating Officer and Senior Vice President of Finance of Acclaim International.”

Product Release Schedule

Acclaim’s 2003 projected fall and holiday season product release schedule includes:

September 2003:

PlayStation®2 computer entertainment system:

•	NBA JAM™
•	Freestyle Street Soccer™*
•	XGRA: Extreme-G Racing Association™

Xbox™:

•	NBA JAM™
•	Freestyle Street Soccer™
•	XGRA: Extreme-G Racing Association™

Nintendo GameCube™:

•	Freestyle Street Soccer™
•	XGRA: Extreme-G Racing Association™

* Denotes International release only.

October 2003:

PlayStation®2 computer entertainment system:

•	Gladiator Sword of Vengeance™

Xbox™:

•	Gladiator Sword of Vengeance™

November 2003 :

PC:

•	Gladiator Sword of Vengeance™

December 2003:

PlayStation®2 computer entertainment system:

•	Alias™

Xbox™:

•	Alias™

PC:

•	Alias™

“We’re looking forward to our year-end lineup, that includes NBA JAM, Alias and Gladiator Sword of Vengeance; three products that we believe will appeal to a broad consumer audience this holiday season,” concluded Cousens. “Looking ahead to calendar year 2004, we will continue with our core brands, including All-Star Baseball, ATV Quad Power Racing and Legends of Wrestling, as well as launching two promising new comic book-based properties, 100 Bullets and The Red Star.”

About Acclaim Entertainment

Based in Glen Cove, N.Y., Acclaim Entertainment, Inc., is a worldwide developer, publisher and mass marketer of software for use with interactive entertainment game consoles including those manufactured by Nintendo, Sony Computer Entertainment and Microsoft Corporation as well as personal computer hardware systems. Acclaim owns and operates five studios located in the United States and the United Kingdom, and publishes and distributes its software through its subsidiaries in North America, the United Kingdom, Australia, Germany, France and Spain. The Company uses regional distributors worldwide. Acclaim also distributes entertainment software for other publishers worldwide, publishes software gaming strategy guides and issues “special edition” comic magazines periodically. Acclaim’s corporate headquarters are in Glen Cove, New York and Acclaim’s common stock is publicly traded on NASDAQ.SC under the symbol AKLM. For more information, please visit our website at www.acclaim.com.

The statements contained in this release, which are not historical facts, are “forward-looking statements.” Acclaim cautions readers of this press release that a number of important factors could cause Acclaim’s actual future results to differ materially from those expressed in any such forward-looking statements. These important factors, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, dependence on major platform manufacturers and other factors that could affect Acclaim, are described in Acclaim’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003, and Acclaim’s subsequent Quarterly Reports on Form 10-Q, all of which were filed with the United States Securities and Exchange Commission. Readers of this press release are referred to such filings.

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ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 29, 2003	March 31, 2003
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$2,165	$4,495
Accounts receivable, net	12,064	24,303
Other receivables	2,745	3,360
Inventories	5,800	7,711
Prepaid expenses and other current assets	5,880	7,076
Capitalized software development costs, net	2,925	6,944
Building held for sale	5,754	5,424

Total Current Assets	37,333	59,313
Other assets	19,106	20,624

Total Assets	$56,439	$79,937

Liabilities and Stockholders’ Deficit
Current Liabilities
Short-term borrowings	$21,410	$35,399
Trade accounts payable	26,783	28,477
Accrued expenses	25,350	28,751
Accrued selling expenses	26,242	26,649
Accrued stock-based expenses	4,290	—
Accrued restructuring charges	1,383	2,299
Income taxes payable	1,275	1,234

Total Current Liabilities	106,733	122,809
Long-term liabilities	3,320	3,286

Total Liabilities	110,053	126,095

Stockholders’ Deficit
Common stock	2,181	1,932
Additional paid-in capital	324,134	313,616
Accumulated deficit	(377,960)	(359,911)
Accumulated other comprehensive loss	(1,969)	(1,795)

Total Stockholders’ Deficit	(53,614)	(46,158)

Total Liabilities and Stockholders’ Deficit	$56,439	$79,937

ACCLAIM ENTERTAINMENT, INC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended
	June 29, 2003	June 2, 2002
	(Unaudited)	(Unaudited)
Net revenue	$33,070	$62,863
Cost of revenue	19,905	26,691

Gross profit	13,165	36,172

Operating expenses
Marketing and selling	6,725	13,068
General and administrative (excluding stock-based compensation)	8,541	10,413
Research and development	11,325	9,367
Stock-based compensation	1,170	—

Total operating expenses	27,761	32,848

(Loss) earnings from operations	(14,596)	3,324

Other income (expense)
Interest expense, net	(1,046)	(974)
Non-cash financing expense	(1,960)	(193)
Other income	(447)	403

Total other expense	(3,453)	(764)

(Loss) earnings before income taxes	(18,049)	2,560
Income tax provision	—	25

Net (loss) earnings	$(18,049)	$2,535

Net (loss) earnings per share data:
Basic	$(0.19)	$0.03

Diluted	$(0.19)	$0.03